Exhibit 10.1

Walt/Dave,

Per our discussion this afternoon I would like you to acknowledge our principal agreement as to the amendment to the current contract between Sequiam and BDHHI/Kwikset dated September 13, 2005.

A)	BDHHI/Kwikset agrees to pay Sequiam Biometrics (Sequiam) * for work performed outside the scope of the existing agreement. Payment to be remitted within 48 hours of acknowledgement.
B)
BDHHI/Kwikset agrees to pay * for “unique test equipment” Payment to be remitted within 48 hours of acknowledgement. Sequiam agrees to deliver said equipment to BDHHI/Kwikset within 24 hours of receipt of payment.

C)
BDHHI/Kwikset shall pay Sequiam Biometrics a fixed royalty per unit sold, shipped or delivered, equal to * (Royalty). Royalty will be due at the time of shipping and paid on a quarterly basis no later than 30 days form the close of the latest quarter. Royalty shall be paid on lock sales made through May 31st, 2012.

D)
BDHHI/Kwikset agrees that Sequiam will use its best efforts to implement phase 1 cost reductions of the finished product to the benefit of BDHHI/Kwikset and Sequiam will receive 50% of all cost savings from the baseline cost of * per unit for a period of 12 months following the first delivery of the cost reduced SmartScan product.

E)
BDHHI/Kwikset agrees to pay Sequiam 50% of incremental cost savings resulting from phase 2 cost reduction programs for an additional 12 months from the date of first delivery of the cost phase 2 cost reduced SmartScan product.

F)
BDHHI/Kwikset agrees that Sequiam will be able to continue to sell the SmartScan to its customers based on terms and conditions set by BDHHI/Kwikset, which consent shall not be unreasonably withheld. In addition BDHHI/Kwikset will make expeditiously available to Sequiam the delivery of * SmartScans to fulfill existing product orders. The cost of these units shall be * under terms currently in place.

G)	BioSystems shall be entirely deleted from the current agreement. If additional products are contemplated they shall so be supported by independent agreements covering the scope of such development.
H)	The agreement amendments will become effective on June 1, 2007 and will continue through May 31st, 2012.
I)
It is understood that Sequiam will invest time and money into developing products that are not related to the SmartScan. However, certain components could be utilized, at BDHHI/Kwikset’s discretion if so desired. In that case Sequiam will agree to sell to BDHHI/Kwikset the contemplated technology which BDHHI/Kwikset may determine to use as part of additional cost reduction. Such price would be determined by Sequiam.

J)
BDHHI/Kwikset will receive information necessary to successfully build the SmartScan product. This does not include Sequiam source code, which are considered trade secrets and inventions owned by Sequiam per paragraph 3.4 of the agreement. However, Sequiam will make available the information required to produce SmartScan including but not limited to: *

K)	BDHHI/Kwikset agrees to continue to market the partnership between the two companies where appropriate and acknowledge the contributions made by Sequiam in the media and press.

* The information omitted is confidential and has been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.